News Release FOR IMMEDIATE RELEASE Investor Relations Contacts: Chuck Coppa, CFO American Power Group Corporation 781-224-2411 ccoppa@americanpowergroupinc.com Mike Porter Porter, LeVay, & Rose, Inc. 212-564-4700 mike@plrinvest.com American Power Group Corporation Reports Second Quarter Fiscal 2016 Results Lynnfield, MA – May 16, 2016 – American Power Group Corporation (OTCQB: APGI), today announced results for the three and six months ending March 31, 2016. Lyle Jensen, American Power Group Corporation’s Chief Executive Officer stated, “Our quarterly revenue was up 28 percent compared to the same period a year ago. Vehicular conversion revenue was $478,000 versus $14,000 last year due to strong repeat dual fuel glider orders which helped to offset lower stationary oil and gas related conversion revenue. During the quarter, we made significant strides in broadening our marketing efforts by adding new vehicular Authorized Dealers and Certified Installers in Texas, Colorado and Oklahoma and the Pacific Northwest. Our vehicular emission reduction achievements continue to attract state and local regulatory attention. Our dual fuel solution installed on 2010 and newer engines with selective catalyst reduction (SCR) emission technology has achieved some of the lowest documented NOx levels ever recorded on existing Class 8 heavy-duty trucks. Our results on average are fifty percent below the current EPA/CARB NOx level standard which is significant. With increasing state, local and federal emphasis on air quality and the reduction of harmful diesel related emissions, we are aggressively marketing our proven emission reduction capabilities to a much broader regulatory audience and those states who have mandated emission reduction programs.” Mr. Jensen added, “While the impact of low priced oil continues to be felt by everyone in our industry, the good news is that over the past several months the WTI price for oil is up over 75 percent since late January and back in the $45+ per barrel range. As a result, diesel prices have increased ten out of the past eleven weeks by 14 percent or $ .30/gallon and are beginning to create a positive price spread between diesel and natural gas which is good for us. The prices for the Natural Gas Liquids (NGLs) which are produced thru our flare capture and recovery process have increased 150% since their low in January. We believe this positive trend will continue with higher oil prices as well as the growing demand for the NGLs. Conference Call Please join us today at 10:00 AM Eastern when we will discuss the results for the three months ended March 31, 2016. To participate, please call 1-888-427-9376 and ask for the American Power Group call using pass code 9451133. A replay of the conference call can be accessed until 11:50 PM on May 31, 2016 by calling 1-888-203-1112 and entering pass code 9451133. Three Months ended March 31, 2016 Compared to the Three Months ended March 31, 2015 Net sales for the three months ended March 31, 2016 increased $135,000 or 28 percent to $609,000 as compared to net sales of $474,000 for the three months ended March 31, 2015. The increase was primarily due to increased domestic vehicular revenue. Due to increased oil reserves and a decrease in the growth rate of demand throughout certain parts of the world, the price of oil in the U.S. has dropped to the $40+ per barrel range which has resulted in a steady decrease in diesel prices during the three months ended March 31, 2016. While natural gas prices at the pump have remained stable, the price spread between lower diesel prices and natural gas have tightened. Because our dual fuel technology displaces higher cost diesel fuel with lower cost and cleaner burning natural gas, the recent decrease in oil/diesel pricing has impacted the timing

American Power Group Corporation Press Release May 16, 2016 ________ Page 2 of dealer restocking orders and the implementation schedules of existing and prospective customers in the near term due to the current tighter price spread between diesel and natural gas. North American stationary revenues for the three months ended March 31, 2016 were approximately $78,000 which was $152,000 or 66 percent lower as compared to revenue of $230,000 for the three months ended March 31, 2015. The decrease was primarily due to the decline in active drilling rigs in the oil and gas industry. Domestic vehicular revenues for the three months ended March 31, 2016 increased $464,000 or 3,382 percent to $478,000 as compared to revenues of $14,000 for the three months ended March 31, 2015. The increase was attributable to an increase in follow-on fleet sales for the quarter. International vehicular revenues for the three months ended March 31, 2016 decreased $177,000 or 77 percent to $53,000 as compared to revenues of $230,000 for the three months ended March 31, 2015 which almost entirely related to one large order to our Dominican Republic distributor. Revenue from the Trident NGL Services division was $0 for the three months ended March 31, 2016. There were no sales for the three months ended March 31, 2015 as we entered this business segment during the September 2015 quarter. During the three months ended March 31, 2016 our gross loss was $316,000 or 52 percent of net sales as compared to a gross profit of $185,000 or 39 percent of net sales for the three months ended March 31, 2015. The decrease in gross profit was primarily due to an increase in fixed overhead costs including capitalized software amortization and approximately $105,000 relating to our Trident NGL Services division which had no revenue during the quarter. Selling, general and administrative expenses for the three months ended March 31, 2016 increased $68,000 or 7 percent to $986,000 as compared to $918,000 for the three months ended March 31, 2015. The increase is due to the added expenses associated with our Trident NGL services division. During the three months ended March 31, 2016 the revaluation of our warrant liability to fair value resulted in non-cash revaluation income of $7,000 as compared to $1,315,000 during the three months ended March 31, 2015. During the three months ended March 31, 2016, interest and financing expense increased $113,000 or 166 percent to $182,000 as compared to $69,000 for the three months ended March 31, 2015, due to increased borrowings and interest rates for our Trident NGL Services division. Our net loss for the three months ended March 31, 2016 increased $1,579,000 to $1,487,000 or $(0.02) per basic share as compared to a net income of $92,000 or $0.00 per basic share for the three months ended March 31, 2015. Six Months ended March 31, 2016 Compared to the Six Months ended March 31, 2015 Net sales for the six months ended March 31, 2016 decreased $427,000 or 28 percent to $1,103,000 as compared to net sales of $1,530,000 for the six months ended March 31, 2015. Due to increased oil reserves and a decrease in the growth rate of demand throughout certain parts of the world the price of oil in the U.S. has dropped to the $40+ per barrel range which has resulted in a steady decrease in diesel prices during the six months ended March 31, 2016. While natural gas prices at the pump have remained stable, the price spread between lower diesel prices and natural gas have tightened. Because our dual fuel technology displaces higher cost diesel fuel with lower cost and cleaner burning natural gas, the recent decrease in oil/diesel pricing has impacted the timing of dealer restocking orders and the implementation schedules of existing and prospective customers in the near term due to the current tighter price spread between diesel and natural gas. North American stationary revenues for the six months ended March 31, 2016 were approximately $361,000 which was $850,000 or 70 percent lower as compared to revenue of $1,211,000 for the six months ended March 31, 2015. The decrease was primarily due to the decline in active drilling rigs in the oil and gas industry. Domestic vehicular revenues for the six months ended March 31, 2016 increased $480,000 or 541 percent to $569,000 as compared to revenues of $89,000 for the six months ended March 31, 2015. The increase was attributable to an increase in new and follow-on fleet sales for the six months. International vehicular revenues for the six months ended March 31, 2016 decreased $87,000 or 38 percent to $143,000 as compared to revenues of $230,000 for the six months ended March 31, 2015 which almost entirely related to one large order to our Dominican Republic distributor. Revenues from the Trident NGL Services division were $30,000 for the six months ended March 31, 2016. There were no sales for the six months ended March 31, 2015 as we entered this business segment during the September 2015 quarter. During the six months ended March 31, 2016 our gross loss was $608,000 or 55 percent of net sales as compared to a gross profit of $84,000 or 6 percent of net sales for the six months ended March 31, 2015. The decrease in gross profit was

American Power Group Corporation Press Release
May 16, 2016 Page 3

primarily due to decreased revenues and increased fixed overhead costs including capitalized software amortization and approximately $300,000 relating to our Trident NGL Services division which had no revenue during the quarter.

Selling, general and administrative expenses for the six months ended March 31, 2016 increased $37,000 or 2 percent to $1,991,000 as compared to $1,954,000 for the six months ended March 31, 2015. The increase is due to the added expenses associated with our Trident NGL services division.

During the six months ended March 31, 2016 the revaluation of our warrant liability to fair value resulted in non-cash revaluation income of $201,000 as compared to $5,802,000 during the six months ended March 31, 2015.

During the six months ended March 31, 2016, interest and financing expense increased $252,000 or 189 percent to $385,000 as compared to $133,000 for the six months ended March 31, 2015 due to increased borrowings and interest rates for our Trident NGL Services division. In addition, during the six months ended March 31, 2016, we recorded additional non-cash financing expense of $1,557,000 resulting from the recognition of the discount upon conversion of the contingent convertible promissory notes.

Our net loss for the six months ended March 31, 2016 increased $8,068,000 to $4,352,000 or $(0.08) per basic share as compared to a net income of $3,716,000 or $0.07 per basic share for the six months ended March 31, 2015.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,		Six Months Ended March 31,	
	2016	2015	2016	2015
Net sales	$ 609,000	$ 474,000	$ 1,103,000	$ 1,530,000
Cost of sales	925,000	659,000	1,711,000	1,446,000
Gross (loss) profit	(316,000)	185,000	(608,000)	84,000
Selling, general and administrative	986,000	918,000	1,991,000	1,954,000
Operating loss from continuing operations	(1,302,000)	(1,103,000)	(2,599,000)	(1,870,000)
Other income (expense):				
Interest and financing expense	(182,000)	(69,000)	(385,000)	(133,000)
Discount on contingent convertible debt (warrants)	-	-	(907,000)	-
(beneficial conversion feature)	-	-	(650,000)	-
Revaluation of warrants	7,000	1,315,000	201,000	5,802,000
Other, net	(10,000)	(51,000)	(12,000)	(83,000)
Other (expense) income, net	(185,000)	1,195,000	(1,753,000)	5,586,000
Net (loss) income	(1,487,000)	92,000	(4,352,000)	3,716,000
10% Convertible Preferred dividends	(335,000)	(285,000)	(620,000)	(550,000)
Series B, 10% Convertible Preferred stock beneficial conversion feature	-	-	-	(395,000)
Series D, Convertible Preferred stock beneficial conversion feature	(1,257,000)	-	(1,257,000)	-
Net (loss) income available to Common shareholders	$ (3,079,000)	$ (193,000)	$ (6,229,000)	$ 2,771,000
Income (loss) income from continuing operations per share	$ (0.02)	$ (0.00)	$ (0.08)	$ 0.07
Net loss per Common share – 10% Convertible Preferred dividend	(0.01)	(0.01)	(0.01)	(0.01)
Net loss per Common share – Series B, 10% Convertible Preferred Stock beneficial conversion feature	(0.02)	(0.00)	(0.02)	(0.01)
Net loss attributable to Common Stockholders per share, basic	$ (0.05)	$ (0.01)	$ (0.11)	$ (0.05)
Weighted average shares outstanding, basic	57,628,138	51,203,118	56,476,616	50,971,167
Weighted average shares outstanding, diluted	57,628,138	51,203,118	56,476,616	50,971,167

American Power Group Corporation Press Release
May 16, 2016 **Page 4**

Condensed Consolidated Balance Sheet Data

	March 31, 2016	September 30, 2015
Assets		
Current assets	$ 2,320,000	$ 2,578,000
Property, plant and equipment, net	3,932,000	3,739,000
Other assets	4,528,000	4,803,000
	$ 10,780,000	$ 11,120,000
Liabilities and Stockholders' Equity (Deficit)		
Current liabilities	$ 3,145,000	$ 5,646,000
Notes payable, net of current portion	2,531,000	2,205,000
Warrant liability	22,000	223,000
Notes payable, related parties, non-current	2,842,000	2,766,000
Obligations due under lease settlement, net of current portion	506,000	506,000
Stockholders' equity (deficit)	1,734,000	(226,000)
	$ 10,780,000	$ 11,120,000

About American Power Group Corporation

American Power Group's subsidiary, American Power Group, Inc. provides cost effective products and services that promote the economic and environmental benefits of our alternative fuel and emission reduction technologies. Our patented Turbocharged Natural Gas® Dual Fuel Conversion Technology is a unique non-invasive software driven solution that converts existing vehicular and stationary diesel engines to run concurrently on diesel and various forms of natural gas including compressed natural gas, liquefied natural gas, conditioned well-head/ditch gas or bio-methane gas with the flexibility to return to 100% diesel fuel operation at any time. Depending on the fuel source and operating profile, our EPA and CARB approved dual fuel conversions seamlessly displace 45% - 65% of diesel fuel with cleaner burning natural gas resulting in measurable reductions in nitrous oxides (NOx) and other diesel-related emissions. Through our Trident Associated Gas Capture and Recovery Technology, we provide oil and gas producers a flare capture service solution for associated gases produced at their remote and stranded well sites. These producers are under tightening regulatory pressure to capture and liquefy the flared gases at their remote and stranded well sites or face significant oil output reductions. With our proprietary Flare to Fuel™ process technology we can convert these captured gases into natural gas liquids ("NGL") which can be sold as heating fluids, emulsifiers, or be further processed by refiners. Given pending federal methane capture regulations, we anticipate our next generation NGL processing systems will have the capability to convert the residual flared methane into pipeline quality natural gas that can be sold for a variety of dedicated and dual fuel vehicular, stationary, industrial and household uses. See additional information at: www. americanpowergroupinc.com

Caution Regarding Forward-Looking Statements and Opinions

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that, our dual fuel conversion business has lost money in the last seven consecutive fiscal years and our flare gas capture and recovery business has yet to generate measurable revenues, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2015 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.